EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Announces Registered Direct Offering of Common Units
Houston, Texas - February 25, 2013, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that it has entered into a purchase agreement with institutional investors to sell approximately 17.6 million common units for net proceeds, after deducting expenses, of approximately $372.2 million, which includes the general partner's proportionate capital contribution of approximately $7.4 million to maintain its 2% general partner interest. Investors primarily include affiliates of RRJ Capital and GSO Capital. The offering is expected to close and settle on March 1, 2013. Cheniere Partners intends to use the proceeds from the offering for costs associated with the liquefaction project being developed adjacent to the existing Sabine Pass LNG terminal and general business purposes.
A shelf registration statement (including a prospectus) relating to the offering of the common units has been filed with the U.S. Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering has been filed with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A copy of the base prospectus and prospectus supplement can be obtained at the U.S. Securities and Exchange Commission's website, http://www.sec.gov, or via written request to Cheniere Energy Partners, L.P. at 700 Milam Street, Suite 800, Houston, TX, 77002, Attention: Investor Relations.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, statements regarding Cheniere Partners' business strategy, plans and objectives, including the use of proceeds from the offering.  Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

Contacts:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259